Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
Integrated Corporate Relations
Allison Malkin/Alecia Pulman
(203) 682-8225/(646) 277-1220
ULTA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS
Fourth Quarter Net Sales Increases 10.4%
Fourth Quarter Diluted EPS of $0.21
Fiscal 2008 Net Sales Increases 18.9% to $1.085 Billion
Fiscal 2008 EPS of $0.43 Equal to Fiscal 2007 Adjusted EPS
     Romeoville, IL — March 19, 2009 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen-week period (“Fourth Quarter”) and fifty-two week period (“Fiscal Year”) ended January 31, 2009, which compare to the same periods ended February 2, 2008.
For the Fourth Quarter:
•	Net sales increased 10.4% to $341.4 million from $309.3 million in the fourth quarter of fiscal 2007;

•	Comparable store sales (sales for stores open at least 14 months) decreased 5.5% compared to an increase of 4.5% in the fourth quarter of fiscal 2007;

•	Operating income decreased to $21.4 million, or 6.3% of net sales, compared to $23.9 million, or 7.7% of net sales in the fourth quarter of fiscal 2007; the decrease as a percentage of net sales is mainly due to a 130 basis point increase in fixed store costs primarily due to our new store opening program;

•	Net income decreased to $12.3 million, compared to $13.6 million in the fourth quarter of fiscal 2007;

•	Income per diluted share decreased to $0.21, compared to $0.23 in the fourth quarter of fiscal 2007.

     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We reported solid fourth quarter results and adjusted full year earnings and comparable store sales equal to last year, despite the difficult economy. We chose not to participate in the promotional frenzy that emerged across the retail industry in the key selling days leading up to Christmas. While this negatively affected our comp store sales during the gift-giving season, as we believe consumers favored the unprecedented discounts on apparel, we believe our balanced approach maintained the integrity of our brand and value proposition. While we had to reduce our guidance in response to the more difficult than expected holiday season, we delivered $0.21 of earnings per share for the quarter.”
     “Importantly, our business returned to a slight comp increase in January despite significant weather related store closures late in the month, as we emerged from the heavy discount-driven holiday period. We are also pleased to end the year with a strong balance sheet position,” Ms Kirby continued. “As we begin fiscal 2009, our priorities are focused on delivering free cash flow, maximizing profitability and expanding market share.”
     “We have implemented a number of strategies that we believe will position us to achieve free cash flow in fiscal 2009. Our strategy includes a reduced level of capital expenditures from scaling back new store growth to 35 stores in 2009, an 11% increase in annual square footage, and cost and inventory reduction initiatives which are expected to generate $15 million in savings this year,” Ms. Kirby continued.
     “Our comparable store sales trend for the first six weeks of fiscal 2009 is a decline of 2.0% which reflects a rebound from the 5.5% comp decline we reported for fourth quarter. Despite the difficult economy, we will continue to execute our core strategies including opening new stores, albeit at a slower rate, adding new brands, and nimble marketing to continue our market share gains,” Ms. Kirby concluded.
For the Fiscal Year 2008:
•	Net sales increased 18.9% to $1,084.6 million from $912.1 million in fiscal 2007;

•	Comparable store sales (sales for stores open at least 14 months) increased 0.2% , compared to an increase of 6.4% in fiscal 2007;

•	Operating income was $46.3 million, which included incremental pre-opening expenses of $2.5 million. This compares to operating income of $46.7 million in fiscal 2007;

•	Net income was $25.3 million, compared to $25.3 million in fiscal 2007;

•	Income per diluted share decreased to $0.43, including $0.01 per share of severance costs, compared to $0.48 in fiscal 2007; the severance costs were not included in the Company’s guidance for the fiscal year 2008; and

•	Adjusted income per diluted share was $0.43, including $0.01 of severance costs, compared to adjusted income per diluted share of $0.43 in fiscal 2007. Adjusted income per diluted share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for 2007. See Exhibit 4 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.

Balance Sheet
     Merchandise inventories at the end of the fourth quarter totaled $213.6 million, compared to $176.1 million at the end of fourth quarter fiscal 2007, representing an increase of $37.5 million due to the addition of 62 net new stores opened since February 2, 2008. Average inventory per store decreased 2.9%.
Store Expansion
     During the fourth quarter, the Company opened 7 stores, 1 each in Fort Smith, AR; Kissimmee, FL; Miami Beach, FL; Manchester, MA; Natick, MA; Jacksonville, NC; and Toledo, OH. The Company ended the fourth quarter with 311 stores and square footage of 3,240,579, which represents a 25% increase compared to the fourth quarter of fiscal 2007.
Outlook
     Given the limited visibility into future consumer spending levels for the full year, the Company has chosen to focus its guidance on the current quarter. At the same time, in an effort to provide insight into the full year, the Company will review several strategies to achieve free cash flow and reduce operating costs.
     For the first quarter of fiscal 2009, the Company currently expects net sales in the range of $262 million to $271 million, compared to actual net sales of $239.3 million in the first quarter of fiscal 2008. This assumes comparable stores sales decrease 2% to 5%, compared to an increase of 3.9% in the first quarter last year.
     Income per diluted share for the first quarter of fiscal 2009 is estimated to be in the range of $0.04 to $0.06. This compares to income per diluted share for first quarter fiscal 2008 of $0.07, including $0.01 per share of severance costs for the management change in March 2008.
For fiscal 2009:
•	The Company plans to generate free cash flow of at least $10 million, compared to a $35.7 million net cash out flow in fiscal 2008;

•	The Company plans expense reductions of approximately $15 million including supply chain and store operating costs, and a corporate office headcount freeze;

•	The Company currently plans to open approximately 35 new stores;

•	Capital expenditures are expected to be in a range of $72 million to $74 million, compared to $110.9 million in capital expenditures reported in fiscal 2008;

•	Inventory is planned to decline 5% to 7% on an average per store basis by year end 2009.

Conference Call Information
     A conference call to discuss fourth quarter and fiscal 2008 results is scheduled for today, March 19, 2009, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on March 26, 2009 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 315721.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 311 retail stores across 36 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended February 2, 2008. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	January 31,		February 2,
	2009		2008

Net sales	$341,394	100.0%	$309,344	100.0%
Cost of sales	240,002	70.3%	212,322	68.6%

Gross profit	101,392	29.7%	97,022	31.4%

Selling, general and administrative expense	78,192	22.9%	70,388	22.8%
Pre-opening expenses	1,796	0.5%	2,694	0.9%

Operating income	21,404	6.3%	23,940	7.7%
Interest expense	888	0.3%	1,077	0.3%

Income before income taxes	20,516	6.0%	22,863	7.4%
Income tax expense	8,228	2.4%	9,259	3.0%

Net income	$12,288	3.6%	$13,604	4.4%

Net income per common share:
Basic	$0.21		$0.24
Diluted	$0.21		$0.23

Weighted average common shares outstanding:
Basic	57,715		56,773
Diluted	58,853		59,252

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 31,		February 2,
	2009		2008
	(Unaudited)
Net sales	$1,084,646	100.0%	$912,141	100.0%
Cost of sales	756,712	69.8%	628,495	68.9%

Gross profit	327,934	30.2%	283,646	31.1%

Selling, general and administrative expense	267,322	24.6%	225,167	24.7%
Pre-opening expenses	14,311	1.3%	11,758	1.3%

Operating income	46,301	4.3%	46,721	5.1%
Interest expense	3,943	0.4%	4,542	0.5%

Income before income taxes	42,358	3.9%	42,179	4.6%
Income tax expense	17,090	1.6%	16,844	1.8%

Net income	$25,268	2.3%	$25,335	2.8%

Less preferred stock dividends	—		11,219

Net income available to common stockholders	$25,268		$14,116

Net income per common share:
Basic	$0.44		$0.69
Diluted	$0.43		$0.48

Weighted average common shares outstanding:
Basic	57,425		20,383
Diluted	58,967		53,293

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Consolidated Balance Sheets
(Subject to Reclassification)
(In thousands)

	January 31,	February 2,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,638	$3,789
Receivables, net	18,268	20,643
Merchandise inventories, net	213,602	176,109
Prepaid expenses and other current assets	24,294	19,184
Prepaid income taxes	8,628	—
Deferred income taxes	8,278	9,219

Total current assets	276,708	228,944

Property and equipment, net	292,224	236,389
Deferred income taxes	—	4,080

Total assets	$568,932	$469,413

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable (1)	$18,000	$—
Accounts payable	47,811	52,122
Accrued liabilities	51,202	54,719
Accrued income taxes	—	5,064

Total current liabilities	117,013	111,905

Notes payable — less current portion (1)	88,047	74,770
Deferred rent	101,288	71,235
Deferred income taxes	17,616	—

Total liabilities	323,964	257,910

Commitments and contingencies

Total stockholders’ equity	244,968	211,503

Total liabilities and stockholders’ equity	$568,932	$469,413

(1)	— Notes Payable reflects outstanding indebtedness under our $200 million Revolving Credit facility which is due May 31, 2011. The $18.0 million reflected as a current liability at January 31, 2009 represents the portion of the outstanding balance that the Company intends to repay during fiscal 2009.

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Unaudited Non-GAAP Income per Basic and Diluted Share
(A Non-GAAP Financial Measure)
On October 30, 2007, the Company completed an initial public offering (IPO) in which it sold 7,666,667 shares of common stock. Also in connection with the IPO, the Company converted 41,524,002 preferred shares into common shares and paid in full approximately $93.0 million of accumulated dividends in arrears on its preferred stock.
The Company has provided non-GAAP adjusted income per basic and diluted share for the fifty-two weeks ended February 2, 2008 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s net income and income per basic and diluted share after adjusting for the effects of the Company’s IPO. Since the IPO occurred prior to the fourth quarter of 2007, these adjustments do not apply to the thirteen-weeks ended February 2, 2008.
The As Adjusted net income per basic and diluted share reflects the following for all periods presented: (i) elimination of preferred stock dividends and (ii) conversion of the preferred shares and issuance of IPO shares as of the beginning of the period. The Company believes the non-GAAP adjusted income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations. A reconciliation of this non-GAAP information to the Company’s actual results for the fifty-two weeks ended February 2, 2008 is as follows:

Exhibit 4
(continued)

	(In thousands, except per share amounts)
	52 Weeks Ended			52 Weeks Ended
	January 31, 2009			February 2, 2008
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$25,268	$—	$25,268	$25,335	$—		$25,335
Less preferred stock dividends	—	—	—	11,219	11,219	(i)	—

Net income available to common stockholders	$25,268	$—	$25,268	$14,116	$11,219		$25,335

Net income per common share:
Basic	$0.44		$0.44	$0.69			$0.45
Diluted	$0.43		$0.43	$0.48			$0.43

Weighted average common shares outstanding:
Basic	57,425	—	57,425	20,383	36,235	(ii)	56,618
Diluted	58,967	—	58,967	53,293	5,645	(ii)	58,938

(i)	Reflects the elimination of preferred stock dividend.

(ii)	Reflects preferred stock as if converted and 7,667 IPO shares as if outstanding for the entire period.

Note:	Since the IPO occurred prior to the fourth quarter of 2007, these adjustments do not apply to the thirteen-weeks ended February 2, 2008.

Exhibit 5
2008 Store Expansion

	Total stores open	Number of stores	Number of stores
	at beginning of the	opened during the	closed during the	Total stores open
Fiscal 2008	quarter	quarter	quarter	at end of the quarter

1st Quarter	249	17	1	265
2nd Quarter	265	18	0	283
3rd Quarter	283	21	0	304
4th Quarter	304	7	0	311

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2008	the quarter	quarter	during the quarter	quarter

1st Quarter	2,589,244	170,599	9,596	2,750,247
2nd Quarter	2,750,247	188,322	0	2,938,569
3rd Quarter	2,938,569	223,214	0	3,161,783
4th Quarter	3,161,783	78,796	0	3,240,579